UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019 (June 12, 2019)

FRONT YARD RESIDENTIAL CORPORATION
(Exact name of Registrant as specified in its charter)

MARYLAND	001-35657	46-0633510
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o Altisource Asset Management Corporation
5100 Tamarind Reef
Christiansted, United States Virgin Islands 00820
(Address of principal executive offices including zip code)

(340) 692-0525
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RESI	New York Stock Exchange

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 6, 2019, the Board of Directors (the “Board”) of Front Yard Residential Corporation (the “Company”) appointed Leland Abrams and Lazar Nikolic as Directors of the Company. Mr. Abrams has been appointed to serve as a member of the Audit Committee, and Mr. Nikolic has been appointed to serve as a member of the Strategic Review Committee.

Mr. Abrams, age 36, has served as a Fund Manager at Wynkoop, LLC (“Wynkoop”), an investment fund manager, since September 2016. Mr. Abrams has played an active role in supporting his firm’s efforts in the single-family residential market, including with respect to portfolio management and transactions. Prior to joining Wynkoop, Mr. Abrams was a RMBS Sector Manager for Candlewood Investment Group, LP, an alternative asset management firm focused primarily on credit opportunities where he was responsible for overseeing approximately half of its structured credit investments, from November 2010 until April 2016. From 2008 until 2010, Mr. Abrams was a structured mortgage and esoteric ABS trader and credit analyst at United Capital Markets, Inc., a secondary market maker concentrating on asset backed and mortgage backed securities. Mr. Abrams’ RMBS experience afforded him the opportunity to develop unique insight into the fundamentals and operating realities of the single-family market. Prior to that, Mr. Abrams was a credit analyst and trader on the proprietary credit trading desk at Dresdner Bank, A.G., a mid-size investment banking firm offering brokerage services and investment products, from 2005 until 2008. Mr. Abrams holds a B.A. in Economics from Bucknell University.

Mr. Nikolic, age 39, is the founder and has served as managing member of both JPL Advisors LLC and JPL Management Services LLC, which are providers of investment management services to private funds, since January 2016. He also previously founded and ran MVC Real Estate, a single-family residential market investment vehicle that acquired and managed rentals in one the country’s largest home markets, from 2013 to 2019. Mr. Nikolic’s current responsibilities at JPL include portfolio management, investment analysis and risk management, and he currently focuses on RMBS, structured credit, m-REITs, e-REITs, closed-end funds, specialty finance companies and special situations. From September 2009 until December 2015, Mr. Nikolic was a portfolio manager at Adler & Co., a family office. Prior to that, Mr. Nikolic was a hedge fund analyst at Alpha Beta Capital Management LLC, an investment advisor, from 2007 until 2009. Previously, Mr. Nikolic served as a software engineer at Bloomberg L.P., a privately held financial, software, data and media company, from 2003 until 2007. Mr. Nikolic holds an M.S. in Math-Finance from New York University’s Courant Institute as well as a B.S. in both Mathematics and Computer Science from Lafayette College.

There are no arrangements or understandings between either Mr. Abrams or Mr. Nikolic and any other person pursuant to which they were selected as a Director of the Company, nor are there any family relationships between either Mr. Abrams or Mr. Nikolic and any of the Company’s Directors or executive officers. There are no transactions between either Mr. Abrams or Mr. Nikolic and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Front Yard Residential Corporation
June 12, 2019	By:	/s/ Robin N. Lowe
Robin N. Lowe Chief Financial Officer